                                                              Exhibit 2.k.(iii)
                                                 S&C Draft of February 16, 1999


                               PURCHASE AGREEMENT

                  THIS AGREEMENT is made as of February 17, 1999, between The Estee Lauder 1994 Trust, a trust organized under the laws of the State of New York ("Seller"), and Estee Lauder Automatic Common Exchange Security Trust II, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of February 17, 1999 (the "Trust Agreement") (such trust and the trustees thereof acting in their capacity as such being referred to herein as "Purchaser").

                  WHEREAS, Seller owns shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of The Estee Lauder Companies Inc., a Delaware corporation (the "Company");

                  WHEREAS, Purchaser has filed with the Securities and Exchange Commission a registration statement contemplating the offering of up to [AGGREGATE NUMBER OF SHARES REGISTERED] $____ Trust Automatic Common Exchange Securities (the "Securities"), the terms of which contemplate delivery by Purchaser to the holders thereof of a number of shares of Common Stock (or, under certain circumstances, cash in lieu thereof) on the Exchange Date referred to herein;

                  WHEREAS, Seller has agreed, pursuant to the Collateral Agreement (the "Collateral Agreement") dated as of February 17, 1999, among Purchaser, Seller, as Pledgor and The Chase Manhattan Bank, as collateral agent (the "Collateral Agent"), to grant Purchaser a security interest in shares of Common Stock and in certain circumstances certain other collateral to secure the obligations of Seller hereunder;

                  WHEREAS, Purchaser has agreed, pursuant to an underwriting agreement, dated February 17, 1999 (the "Underwriting Agreement"), among Purchaser, Seller, the Company and Goldman Sachs & Co. (the "Underwriter"), to issue and sell to the Underwriter an aggregate of [NUMBER OF FIRM SECURITIES] Securities (the "Firm Securities") and, at the Underwriter's option, up to [NUMBER OF OPTIONAL SECURITIES] additional Securities (the "Optional Securities") to cover overallotments;

                  NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                   DEFINITIONS

                  As used herein, the following words and phrases shall have the following meanings:

                  "Accelerated Portion" means, in relation to any Cash Merger, the portion of the Merger Consideration received by Seller, other than Marketable Securities, that has a Value equal to the amount determined by multiplying the Basic Reorganization Event Amount by a fraction, the numerator of which is the Value of the portion of such Merger Consideration received in exchange for a single share of Common Stock that consists of assets other than Marketable Securities, and the denominator of which is the aggregate Transaction Value of such Merger Consideration received in exchange for a single share of Common Stock.

                  "Additional Purchase Price" has the meaning provided in
Section 1.2(b).

                  "Additional Share Base Amount" means a number equal to the number of Optional Securities that the Underwriter elects to purchase under the Underwriting Agreement.

                  "Additional Shares" has the meaning provided in Section
1.1(b).

                  "Additional STRIPS" means the U.S. Treasury obligations purchased by Purchaser for settlement at the Second Time of Delivery.

                  "Administrator" means The Chase Manhattan Bank, administrator for Purchaser under the Administration Agreement dated as of February 17, 1999, or any successor thereto.

                  "Appreciation Threshold Price" has the meaning provided in
Section 1.1(c).

                  "Average Market Price" per share of Common Stock or Marketable Securities on any date means the average Closing Price of a share of Common Stock or Marketable Securities for the Calculation Period consisting of the 20 Trading Days immediately prior to but not including such date; provided that if no Closing Price for the Common Stock or Marketable Securities is determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of the Average Market Price (but no additional Trading Days shall be added to the Calculation Period). If no Closing Price for the Common Stock or Marketable Securities may be determined for any of such Trading Days, the Average Market Price shall be the Closing Price for the Common Stock or Marketable Securities for the most recent Trading Day prior to such Calculation Period for which a Closing Price for the Common Stock or Marketable Securities may be determined pursuant to the definition of "Closing Price". Notwithstanding the foregoing, for purposes of determining the payment required upon cash settlement of this Agreement in connection with a Rollover Offering, "Average Market Price" means the Closing Price per share of Common Stock or Marketable Securities on the Trading Day immediately prior to the date that the Rollover Offering is priced (the "Pricing Date") or, if the Rollover Offering is priced after 4:00 P.M., New York City time, on the Pricing Date, the Closing Price per share on the Pricing Date.

                  "Basic Reorganization Event Amount" has the meaning provided in Section 6.2(a).

                  "Business Day" means any day on which commercial banks are open for business in New York City and the New York Stock Exchange is not closed.

                  "Calculation Period" means any period of Trading Days for which an average security price must be determined pursuant to this Agreement.

                  "Cash Merger" has the meaning specified in Section 6.2(b).

                  "Cash Settlement Alternative" has the meaning provided in
Section 1.3(d).

                  "Closing Price" of any common equity security (including the Common Stock or any Marketable Securities) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such common equity security as reported on the NYSE Consolidated Tape on such date of determination or, if such common equity security is not listed for trading on the NYSE on such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which such common equity security is so listed, or if such common equity security is not so listed on a United States national or regional securities exchange on such date, as reported by the NASDAQ National Market or, if such common equity security is not so reported on such date, the last quoted bid price for such common equity security in the over-the-counter market as reported by the National Quotation Bureau or any similar organization; provided that if any event that results in an adjustment to the number of shares of Common Stock or Marketable Securities deliverable hereunder pursuant to
Article VI occurs during any Calculation Period, the Closing Price as determined pursuant to the foregoing for each Trading Day in the Calculation Period occurring prior to the date on which such adjustment is effected will be adjusted in accordance with Article VI hereof to reflect the occurrence of such event.

                  "Collateral Agreement" means the Collateral Agreement among Seller, as Pledgor, The Chase Manhattan Bank, as Collateral Agent and Purchaser, dated as of February 17, 1999.

                  "common equity security" means any security of any class of capital stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.

                  "Company Successor" has the meaning provided in Section 6.2.

                  "Contract Shares" has the meaning provided in Section 1.1(b).

                  "Custodian" means The Chase Manhattan Bank, custodian for Purchaser under the Custodian Agreement dated as of February 17, 1999, or any successor thereto.

                  "Dilution Adjustment" means any fraction or number by which the Exchange Rate shall be multiplied pursuant to Section 6.1(a), (b), (c) or
(d).

                  "Event of Default" has the meaning provided in Article VII.

                  "Excess Purchase Payment" has the meaning provided in
Section 6.1(d).

                  "Exchange Date" means February 22, 2002 subject to (i) extension by Seller pursuant to Section 1.3(e) and (ii) subsequent acceleration by Seller pursuant to Section 1.3(f).

                  "Exchange Rate" has the meaning provided in Section 1.1(c).

                  "Firm Purchase Price" has the meaning provided in Section 1.2(a).

                  "Firm Share Base Amount" has the meaning provided in Section 1.1(a).

                  "Firm Shares" has the meaning provided in Section 1.1(a).

                  "First Time of Delivery" has the meaning provided in Section 1.3(a).

                  "Initial Price" has the meaning provided in Section 1.1(c).

                  "Liens" has the meaning provided in the Collateral
Agreement.

                  "Marketable Securities" has the meaning provided in Section 6.2(c).

                  "Merger Consideration" has the meaning specified in Section 6.2(a).

                  "NYSE" means the New York Stock Exchange, Inc.

                  "Permitted Dividend" has the meaning provided in Section
6.1(d).

                  "Reorganization Event" has the meaning provided in Section
6.2.

                  "Rollover Offering" means a reoffering or refinancing of Securities effected not earlier than February 22, 2002 by means of a completed public offering or offerings, or another similar offering (which may include one or more exchange offers), by or on behalf of Seller.

                  "Second Time of Delivery" has the meaning provided in Section 1.1(b).

                  "Spin-Off Distribution" means a distribution by the Company to holders of Common Stock of Marketable Securities issued by an issuer other than the Company.

                  "Then-Current Market Price" of the Common Stock, for the purpose of applying any adjustment pursuant to Section 6.1, means the average Closing Price per share of Common Stock for the Calculation Period consisting of 5 Trading Days immediately prior to the time such adjustment is effected (or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date as described in Section 6.1(f)(i), immediately prior to the earlier of the time such adjustment is effected and the related ex-date); provided that if no Closing Price for the Common Stock is determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of the Then-Current Market Price (but no additional Trading Days shall be added to the Calculation Period). If no Closing Price for the Common Stock may be determined for any of such Trading Days, the Then-Current Market Price shall be the Closing Price for the

Common Stock for the most recent Trading Day prior to such 5 Trading Days for which a Closing Price for the Common Stock may be determined pursuant to the definition of "Closing Price". The "ex-date" with respect to any dividend, distribution or issuance shall mean the first date on which the shares of Common Stock trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

                  "Trading Day" in respect of any common equity security means a day on which such common equity security (A) is not suspended from trading on any United States national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the United States national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

                  "Transaction Value" has the meaning provided in Section
6.2(c).

                  "Transfer Restrictions" has the meaning provided in the Collateral Agreement.

                  "Transferred Security" has the meaning provided in Section 1.3(g).

                  "Trust Agreement" means the Amended and Restated Trust Agreement constituting Estee Lauder Automatic Common Exchange Security Trust II, dated as of February 17, 1999.

                  "U.S. Government Securities" has the meaning provided in the Collateral Agreement.

                  "Value" has the meaning provided in Section 6.2(c).

                                       I.

                                SALE AND PURCHASE

                  1.1 Sale and Purchase. (a) Firm Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser on the Exchange Date, and Purchaser agrees to purchase and acquire from Seller on the Exchange Date, the number of shares of Common Stock (the "Firm Shares") equal to the product of [NUMBER OF SHARES INITIALLY SUBJECT TO CONTRACT, ASSUMING NO EXERCISE OF OVER-ALLOTMENT OPTION](the "Firm Share Base Amount") and the Exchange Rate.

                  (b) Additional Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser on the Exchange Date, and Purchaser shall have a right to purchase on the Exchange Date, a number of additional shares of Common Stock (the "Additional Shares") equal to the product of the Exchange Rate and the Additional Share Base Amount. If the Underwriter exercises its option to purchase Optional Securities pursuant to the Underwriting Agreement, Purchaser shall notify Seller in writing that Purchaser will purchase the Additional Shares on the Exchange Date, which notice shall specify the Additional Share Base Amount and the date on which Purchaser shall deliver the purchase price for the Additional Shares, which shall be the Second Time of Delivery specified pursuant to Section 2 of the Underwriting Agreement (the "Second Time of Delivery"). The Firm Shares and the Additional Shares (if any) are collectively referred to herein as the "Contract Shares".

                  (c) Exchange Rate. The "Exchange Rate" shall be determined in accordance with the following formula, subject to adjustment as a result of certain events as provided in Article VI: (i) if the Average Market Price is less than $[_______](the "Appreciation Threshold Price") but equal to or greater than $[_______] (the "Initial Price"), a fraction (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Initial Price divided by the Average Market Price; (ii) if the Average Market Price is equal to or greater than the Appreciation Threshold Price, 0._____ and (iii) if the Average Market Price is less than the Initial Price, 1.

                  1.2 Purchase Price. (a) Firm Purchase Price. The purchase price for the Firm Shares (the "Firm Purchase Price") shall be $[_______] in cash.

                  (b) Additional Purchase Price. The purchase price for the Additional Shares (the "Additional Purchase Price") shall be an amount equal to the difference between (1) the aggregate proceeds to Purchaser from the sale of the Optional Securities and (2) the aggregate cost to Purchaser, as notified by Purchaser to Seller at the Second Time of Delivery, of the Additional STRIPS.

                  1.3 Payment for and Delivery of Contract Shares. (a) First Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Firm Purchase Price on February 22, 1999 (the "First Time of Delivery") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in Federal (immediately available) funds.

                  (b) Second Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Additional Purchase Price at the Second Time of Delivery at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in Federal (immediately available) funds.

                  (c) Sale and Delivery of Contract Shares. Except as otherwise provided in this Agreement, on the Exchange Date, Seller agrees to sell and deliver the Contract Shares to Purchaser. Sale and delivery shall be effected by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of shares of Common Stock then held by the Collateral Agent as collateral under the Collateral Agreement, in an amount equal to the number of Contract Shares, rounded down to the nearest whole number. Instead of any fractional shares of Common Stock that would otherwise be deliverable to Purchaser at the Exchange Date, Seller agrees to make a cash payment in respect of such fractional shares of Common Stock in an amount equal to the value thereof at the Average Market Price. In addition, if the difference between (A) the aggregate proceeds of any the sale (net of any brokerage or related expenses) of any shares of Common Stock by the Trust pursuant to Section 2.4(g)(ii) of the Trust Agreement and (B) the product of the number of shares of Common Stock so sold and the Average Market Price, is negative, Seller shall pay such difference to the Trust; if such difference is positive, the Trust shall pay the absolute value of such difference to Seller. Notwithstanding the foregoing, if a Reorganization Event shall have occurred prior to the Exchange Date then, in lieu of the foregoing, delivery shall be effected as follows: (i) in the case of any cash required to be delivered on the Exchange Date as provided in Section 6.2, by wire transfer of immediately available funds to an account designated by Purchaser; (ii) in the case of any Marketable Securities elected by Seller to be delivered in lieu of cash as provided in Section 6.2(a), at Seller's election, by instruction to the Collateral Agent to deliver to the Custodian, for the account of Purchaser, the applicable number of Marketable Securities then held as collateral under the Collateral Agreement, as provided in Section 6(g) of the Collateral Agreement or (iii) in the case of any cash included in the Accelerated Portion as provided in Section 6.2(b), by wire transfer as provided in clause (i) above or in the case of any non-cash assets included in such Accelerated Portion, by delivery to the Custodian, for the account of Purchaser of such assets.

                  (d) Cash Settlement Alternative. At its option, Seller may deliver to Purchaser on the Exchange Date (whether or not extended pursuant to Section 1.3(e) or accelerated pursuant to Section 1.3(f)), in lieu of the Contract Shares, an amount in cash equal to the Average Market Price of the Contract Shares (the "Cash Settlement Alternative"), paid by wire transfer to an account designated by the Custodian, in Federal (immediately available) funds; provided, however, that if Seller elects the Cash Settlement Alternative in connection with a Rollover Offering, as provided below, and such Rollover Offering has been consummated on or before the Exchange Date, such cash payment shall be made not later than the fifth Trading Day after the Exchange Date. Seller may elect the Cash Settlement Alternative in respect of all, but not less than all, Contract Shares and may do so by notice to Purchaser, the Collateral Agent and the Custodian not less than 35 days prior to the Exchange Date as then in effect (specifying whether such cash settlement is being made in connection with a Rollover Offering). If Seller elects the Cash Settlement Alternative and so notifies Purchaser, Purchaser shall provide notice of such election (specifying whether such cash settlement is being made in connection with a Rollover Offering) to the holders of the Securities, not less than thirty
(30) nor more than ninety (90) days prior to the Exchange Date as then in effect.

                  (e) Extension of Exchange Date. At its option, Seller may, by notice given to Purchaser not earlier than December 22, 2001 and not later than January 22, 2002, elect to extend the Exchange Date to May 22, 2002, provided that such extension shall be effective only if Seller shall have:

                  (i) delivered to the Custodian, for the account of and subject to the exclusive control of Purchaser, free and clear of any Liens and Transfer Restrictions, U.S. Government Securities which through the scheduled payment of principal and interest in accordance with their terms will provide, not later than one Business Day before May 22, 2002, cash in an amount not less than the product of (1) $[_______] [INSERT AGGREGATE REGULAR QUARTERLY DISTRIBUTION UNDER ALL FIRM SECURITIES] and (2) a fraction, the numerator of which is the sum of the Firm Share Base Amount and the Additional Share Base Amount and the denominator of which is the Firm Share Base Amount; and

                  (ii) delivered to Purchaser (1) a certificate of Seller substantially in the form of Exhibit A hereto and dated the date of such delivery (A) identifying the U.S. Government Securities being transferred, (B) cer tifying that with respect to such U.S. Government Securities the representations and warranties contained in such Exhibit A hereto are true and correct on and as of the date thereof and (C) certifying that such U.S. Government Securities satisfy the conditions set forth in paragraph 1.3(e)(i), and (2) an opinion, dated the date of such delivery, of counsel addressed to Purchaser confirming the representations contained in the second sentence of paragraph 2(c) to Exhibit A hereto.

In addition, Seller hereby covenants and agrees to take all other actions necessary to cause Purchaser to be a protected purchaser of such U.S. Government Securities, within the meaning of Article 8 of the New York Uniform Commercial Code, as amended.

                  If Seller elects to extend the Exchange Date and so notifies Purchaser, Purchaser shall provide notice of such election to the holders of the Securities not later than January 22, 2002.

                  (f) Acceleration of Exchange Date. At any time after the Exchange Date has been extended pursuant to Section 1.3(e) hereof, Seller may, at its option in connection with the consummation of a Rollover Offering, accelerate the Exchange Date to any date on or after February 22, 2002, by notice to Purchaser not later than 10:00 a.m. on the date to which the Exchange Date is accelerated, and the number of Contract Shares and amount of cash to be delivered pursuant to Section 1.3(c) shall be calculated as of such accelerated Exchange Date; provided that such acceleration shall be effective only if at or prior to 10:00 a.m. on such accelerated Exchange Date, Seller has paid to Purchaser, by wire transfer to an account designated by the Custodian, in Federal (immediately available) funds, an amount equal to the product of (i) the aggregate accrued and unpaid quarterly distributions on all outstanding Securities (computed on the basis of an aggregate quarterly distribution of $[________] [INSERT AGGREGATE REGULAR QUARTERLY DISTRIBUTION UNDER ALL FIRM SECURITIES] and a 360-day year comprised of 12 30-day months) and (ii) a fraction, the numerator of which is the sum of the Firm Share Base Amount and the Additional Share Base Amount and the denominator of which is the Firm Share Base Amount. Upon receipt of such amount in immediately available funds, Purchaser shall promptly deliver to Seller, free and clear of any Liens and Transfer Restrictions, the U.S. Government Securities previously delivered by Seller to Purchaser pursuant to Section 1.3(e) (together with any payments theretofore received by Purchaser in respect thereof).

                  If Seller elects to accelerate the Exchange Date and so notifies Purchaser, Purchaser shall provide notice of such election to the holders of the Securities not later than the accelerated Exchange Date.

                  (g) Satisfaction of Obligations. Notwithstanding any other provision of this Agreement, if on or prior to the Exchange Date as then in effect, Seller transfers Securities (any Securities so transferred being hereinafter referred to as the "Transferred Securities") to Purchaser, free and clear of any Liens and Transfer Restrictions, for cancellation, then the number of Contract Shares deliverable by Seller pursuant to this Agreement shall be reduced by a number equal to the product of (i) the number of Contract Shares and (ii) a fraction, the numerator of which is the number of Transferred Securities and the denominator of which is the sum of the Firm Share Base Amount and the Additional Share Base Amount.

                                       II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser that each representation and warranty made by Seller pursuant to Section 1(b) of the Underwriting Agreement is true and correct on the date hereof.

                                      III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller that each representation and warranty made by Purchaser pursuant to Section 1(a) of the Underwriting Agreement is true and correct on the date hereof.

                                       IV.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                 (a) The obligation of Purchaser to deliver the Firm Purchase Price at the First Time of Delivery is subject to the condition that the purchase by the Underwriter of the Firm Securities pursuant to the Underwriting Agreement shall have been consummated as contemplated under the Underwriting Agreement.

                  (b) The obligation of Purchaser to deliver the Additional Purchase Price at the Second Time of Delivery is subject to the condition that the purchase by the Underwriters of the Optional Securities shall have been consummated as contemplated under the Underwriting Agreement.

                                       V.

                                    COVENANTS

                  5.1 Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract Shares (or any cash or Marketable Securities in lieu thereof) pursuant hereto.

                  5.2 Forward Contract. Seller hereby agrees that: (i) it will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) it will not treat the delivery of any portion of the Contract Shares, cash or Marketable Securities to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) it will treat this Agreement in its entirety as a forward contract for the delivery of such Contract Shares, cash or Marketable Securities; and (iv) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in clauses
(i) through (iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Purchaser an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters, to the effect that such action or position is required by a statutory change, Treasury regulation, or applicable court decision published after the date of this Agreement.

                  5.3 Limitations on Trading During Certain Days. Seller hereby agrees that it will not buy shares of Common Stock for its own account during the 60 days prior to the Exchange Date.

                  5.4  Notices.  Seller will cause to be delivered to Purchaser:

                  (a) Immediately upon the occurrence of any Event of Default hereunder or under the Collateral Agreement, or upon Seller's obtaining knowledge that any of the conditions or events described in paragraph (a) or (b) of Article VII shall have occurred with respect to the Company, notice of such occurrence; and

                  (b) In case at any time prior to the Exchange Date Seller receives notice, or otherwise obtains knowledge, that any event requiring that an adjustment be effected pursuant to Article VI hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Seller, the date on which such event is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Purchaser if Seller shall subsequently receive notice, or otherwise obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

                  5.5 Further Assurances. From time to time on and after the date hereof through the Exchange Date, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement in accordance with the terms and conditions hereof.

                                       VI.

           ADJUSTMENT OF EXCHANGE RATE, APPRECIATION THRESHOLD PRICE,

                         INITIAL PRICE AND CLOSING PRICE

                  6.1 Dilution Adjustments. The Exchange Rate, Appreciation Threshold Price and Initial Price shall be subject to adjustment from time to time as follows:

                  (a) Stock Dividends, Splits, Reclassifications, Etc. If the Company shall, after the date hereof,

                  (i) pay a stock dividend or make a distribution with respect to the Common Stock in shares of such stock;

                  (ii) subdivide or split the outstanding shares of Common Stock into a greater number of shares of Common Stock;

                  (iii) combine the outstanding shares of Common Stock into a smaller number of shares; or

                  (iv) issue by reclassification of shares of its Common Stock any shares of other common stock of the Company;

then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to the number of shares of Common Stock (or in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of the Company issued pursuant thereto), or the fraction thereof, that a holder who held one share of Common Stock immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in paragraph (e).

                  (b) Right or Warrant Issuances. If the Company shall, after the date hereof, issue, or declare a record date in respect of an issuance of, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Then-Current Market Price of the Common Stock (other than rights to purchase Common Stock pursuant to a plan for the reinvestment of dividends or interest), then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price of the Common Stock, which shall be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that, after the expiration of such rights or warrants, any of the shares of Common Stock offered thereby shall not have been delivered, the Exchange Rate shall be further adjusted to equal the Exchange Rate which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in paragraph (e).

                  (c) Distributions of Other Assets. If the Company shall, after the date hereof, declare or pay a dividend or make a distribution to all holders of Common Stock, in either case, of evidences of its indebtedness or other non-cash assets (excluding (A) any dividends or distributions referred to in paragraph (a) above and (B) any Spin-Off Distributions) or shall issue to all holders of

Common Stock rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in paragraph (b) above), then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to a fraction, of which the numerator shall be the Then-Current Market Price per share of the Common Stock, and of which the denominator shall be such ThenCurrent Market Price per share less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be final) as of the time the adjustment is effected of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in subparagraph (e).

                  (d) Cash Dividends; Excess Purchase Payments. If the Company shall, after the date hereof, declare a record date in respect of a distribution of cash (other than any Permitted Dividend, any cash distributed in consideration of fractional shares of Common Stock and any cash distributed in a Reorganization Event), by dividend or otherwise, to all holders of Common Stock, or make an Excess Purchase Payment, then the Exchange Rate will be multiplied by a Dilution Adjustment equal to a fraction, of which the numerator shall be the Then-Current Market Price of the Common Stock on such record date, and of which the denominator shall be such Then-Current Market Price less the amount of such distribution applicable to one share of Common Stock which would not be a Permitted Dividend (or in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at such time divided by the number of shares of Common Stock outstanding on such record date). For purposes of these adjustments, (A) "Permitted Dividend" means any quarterly cash dividend in respect of the Common Stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Common Stock in excess of 12.5% and (B) "Excess Purchase Payment" means the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be final) of all other consideration paid by the Company with respect to one share of Common Stock acquired in a tender offer or exchange offer by the Company, over (y) the Then-Current Market Price of the Common Stock. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in subparagraph
(e).

                  (e) Corresponding Adjustments to Initial Price, Appreciation Threshold Price and Closing Price. (i) If any adjustment is made to the Exchange Rate pursuant to paragraph (a), (b), (c) or (d) of this Section 6.1, an adjustment shall also be made to the Appreciation Threshold Price and the Initial Price. The required adjustment shall be made by dividing each of the Appreciation Threshold Price and the Initial Price by the relevant Dilution Adjustment.

                  (ii) If, during any Calculation Period used in calculating the Average Market Price, the Then-Current Market Price or the Transaction Value, there shall occur any event requiring an adjustment to be effected pursuant to this Section 6.1, then the Closing Price for each Trading Day in the Calculation Period occurring prior to the day on which such adjustment is effected shall be adjusted by being divided by the relevant Dilution Adjustment.

                  (f) Timing of Dilution Adjustments. Each Dilution Adjustment shall be effected:

                  (i) in the case of any dividend, distribution or issuance, as of the opening of business on the Business Day next following the record date for determination of holders of Common Stock entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Company;

                  (ii) in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

                  (iii) in the case of any Excess Purchase Payment for which the Company shall announce, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

                  (iv) in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

                  (g) General; Failure of Dilution Event to Occur. All Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th (or if there is not a nearest 1/10,000th, to the next lower 1/10,000th). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment pursuant to this
Section 6.1 shall subsequently be canceled by the Company, or such dividend, distribution, issuance or repurchase shall fail to receive requisite approvals or shall fail to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Exchange Rate shall be further adjusted to the Exchange Rate which would then have been in effect had adjustment for such event not been made. If after an announcement of a share repurchase requiring an adjustment pursuant to this Section 6.1, the Company reduces the repurchase price or repurchases fewer shares than announced, then upon completion of such share repurchase the Exchange Rate shall be further adjusted to equal the Exchange Rate that would have been in effect had the adjustment for such repurchase been based on the actual price and amount repurchased. If a Reorganization Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this Section 6.1, the Dilution Adjustments previously applied to the Exchange Rate in respect of such events shall not be rescinded but shall be applied to the new Exchange Rate provided for under Section 6.2.

                  6.2 Adjustment for Consolidation, Merger or Other Reorganization Event. (a) In the event of (i) any consolidation or merger of the Company, or any surviving entity or subsequent surviving entity of the Company (a "Company Successor"), with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another corporation), (ii) any sale, transfer, lease or conveyance to another corporation of the property of the Company or any Company Successor as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Company or any Company Successor with another corporation (other than in connection with a merger or consolidation referred to in clause
(i) immediately above) or (iv) any liquidation, dissolution or winding up of the Company or any Company Successor (any such event described in clause (i), (ii), (iii) or (iv), a "Reorganization Event"), then on the Exchange Date Purchaser shall receive, in lieu of the Contract Shares, cash in an amount (the "Basic Reorganization Event Amount") equal to the Dilution Adjustment (or successive Dilution Adjustments), if any, that have been applied to the Exchange Rage pursuant to Section 6.1 at or prior to the time of such Reorganization Event, multiplied by the product of (x) the Firm Share Base Amount plus the Additional Share Base Amount and (y)(i) if the Transaction Value is less than the Appreciation Threshold Price but equal to or greater than the Initial Price, the Initial Price, (ii) if the Transaction Value is equal to or greater than the Appreciation Threshold Price, 0._______ multiplied by the Transaction Value, and
(iii) if the Transaction Value is less than the Initial Price, the Transaction Value. Notwithstanding the foregoing, if the consideration received by the holders of the Common Stock in the Reorganization Event (the "Merger Consideration") includes any Marketable Securities, Seller may, at its option, in lieu of delivering cash as described above, deliver an equivalent amount (based on the value determined in accordance with clause (z) of the definition of "Transaction Value" below) of such Marketable Securities, but not exceeding, as a percentage of the total consideration required to be delivered, the percentage of the total Transaction Value attributable to such Marketable Securities.

                  (b) Notwithstanding paragraph (a) above, if at least 30% of the Merger Consideration consists of cash or cash equivalents (a "Cash Merger"), then Seller shall be required (i) within five business days after Seller receives the Merger Consideration, to deliver the Accelerated Portion to the Purchaser, provided that to the extent the Accelerated Portion consists of property other than cash or cash equivalents, Seller may, at its option, deliver, in lieu of such other property, cash in an amount equal to the Value of such other property; and (ii) on the Exchange Date, to deliver to the Purchaser the number of Marketable Securities equal to the product of (x) the sum of the Firm Share Base Amount and the Additional Share Base Amount and (y) the Exchange Rate, adjusted as described in the next sentence, and the provisions of Section 1.3(c) shall apply mutatis mutandis to such Marketable Securities, provided that Seller may exercise the Cash Settlement Alternative in respect of such Marketable Securities, in which case Section 1.3(d) shall apply to such election, mutatis mutandis, to such Marketable Securities. For purposes of calculating such Exchange Rate, (A) the Initial Price and Appreciation Threshold Price shall each be adjusted by multiplying the Initial Price or Appreciation Threshold Price, as applicable, as then in effect, by a fraction, the numerator of which is the Value of a share of the Marketable Securities included in the Merger Consideration on the date the Cash Merger is closed, and the denominator of which shall be the aggregate Transaction Value; and (B) the Exchange Rate shall be adjusted by multiplying the Exchange Rate (computed on the basis of the adjusted Initial Price and Appreciation Threshold Price and the Average Market Price of the Marketable Securities) by a fraction, the numerator of which is the aggregate Value of the Marketable Securities included in the Merger Consideration received in exchange for a single share of Common Stock, and the denominator of which is the Value of a share of the Marketable Securities included in the Merger Consideration on the date the Cash Merger is closed.

                  (c) As used in this Agreement:

                  "Transaction Value" means, with respect to any Reorganization Event, the sum of: (x) for any cash received in such Reorganization Event, the amount of such cash received per share of Common Stock; (y) for any property other than cash or Marketable Securities received in such Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per share of Common Stock (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be final); and (z) for any Marketable Securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such Marketable Securities for the Calculation Period consisting of 20 Trading Days immediately prior to the Exchange Date (or, in the case of a Cash Merger, for the Calculation Period consisting of the 20 Trading Days immediately prior to the date the Reorganization Event is consummated), multiplied by the number of such Marketable Securities received for each share of Common Stock; provided that if no Closing Price for such Marketable Securities may be determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of such average Closing Price (but no additional Trading Days shall be added to the Calculation Period). If no Closing Price for the Marketable Securities may be determined for any of such Trading Days, the calculation in the preceding clause (z) shall be based on the Closing Price for the Marketable Securities for which a Closing Price for the Marketable Securities may be determined pursuant to the definition of "Closing Price".

                  "Value" means (i) in respect of cash, the amount of such cash;
(ii) in respect of any property other than cash or Marketable Securities, an amount equal to the market value on the date the Reorganization Event is consummated (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be final); and (iii) in respect of any share of Marketable Securities, an amount equal to the average Closing Price per share of such Marketable Securities for the Calculation Period consisting of the 20 Trading Days immediately prior to the date the Reorganization Event is consummated; provided that if no

Closing Price for such Marketable Securities may be determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of such average Closing Price (but no additional Trading Days shall be added to the Calculation Period). If no Closing Price for the Marketable Securities may be determined for any of such Trading Days, the calculation in the preceding clause (iii) shall be based on the Closing Price for the Marketable Securities for which a Closing Price for the Marketable Securities may be determined pursuant to the definition of "Closing Price".

                  "Marketable Securities" means any common equity securities (whether voting or non-voting) listed on a U.S. national or regional securities exchange or reported by the Nasdaq National Market.

                  6.3 Spin-Off Distributions. If the Company shall, after the date hereof, effect a Spin-Off Distribution, then for all purposes of this Agreement, from and after the record date in respect of such Spin-Off Distribution, (i) the Contract Shares shall be deemed to include both (A) that number of shares of Common Stock equal to the product of (x) the sum of the Firm Share Base Amount and the Additional Share Base Amount and (y) the Exchange Rate and (B) that number of Marketable Securities of the class distributed in such Spin-Off Distribution equal to the product of (x) the sum of the Firm Share Base Amount and the Additional Share Base Amount, (y) the Exchange Rate, and (z) the number of shares of such Marketable Securities distributed per share of Common Stock in the Spin Off Distribution; (ii) Seller's obligations under Sections 1.3 shall include delivery of such Marketable Securities together with the shares of Common Stock comprising the Contract Shares and the provisions of Section 1.3(c) through (f) shall apply, mutatis mutandis, to such Marketable Securities; and
(iii) the "Closing Price" of Common Stock shall thereafter be deemed to be equal to the sum of(A) the Closing Price per share of Common Stock and (B) the product of (x) the Closing Price per share of the spun-off Marketable Securities and (y) the number of shares of such Marketable Securities distributed per share of Common Stock in the Spin-Off Distribution.

                  6.4 Adjustments with Respect to Marketable Securities. The number of shares of any Marketable Securities included in any calculation pursuant to this Agreement shall be subject to adjustment if any event that would, had it occurred with respect to the Common Stock or the Company, have required an adjustment pursuant to Section 6.1 or Section 6.2, shall occur with respect to such Marketable Securities or the issuer thereof between the time of the Reorganization Event (or, in the case of an adjustment occurring during a Calculation Period, the first day of such Calculation Period) and the Exchange Date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in Section 6.1 or Section 6.2.

                                      VII.

                                  ACCELERATION

                  If one or more of the following events (each an "Event of Default") shall occur:

                  (a) Seller shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to Seller or Seller's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Seller or any substantial part of Seller's property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against Seller, or shall take any action to authorize any of the foregoing;

                  (b) an involuntary case or other proceeding shall be commenced against Seller seeking liquidation, reorganization or other relief with respect to Seller or Seller's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Seller or any substantial part of Seller's property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Seller under the federal bankruptcy laws as now or hereafter in effect; or

                  (c) a Collateral Event of Default within the meaning of the Collateral Agreement;

then, upon the occurrence of any such event, Seller shall become obligated to deliver the Contract Shares (or the Marketable Securities or cash or combination thereof deliverable in respect thereof), or any U.S. Government Securities then pledged under the Collateral Agreement in respect thereof. Purchaser and Seller agree that such amount is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and Purchaser will not be entitled to recover additional damages as a consequence of loss resulting from an Event of Default.

                                      VIII.

                                  MISCELLANEOUS

                  8.1 Adjustments of Exchange Rate; Selection of Independent Investment Banking Firm. Purchaser shall be responsible for the effectuation and calculation of any adjustment pursuant to Article VI hereof and shall furnish Seller notice of any such adjustment and shall provide Seller reasonable opportunity to review the calculations pertaining to any such adjustment. If, pursuant to the terms and conditions hereof, the Administrator shall be required to retain a nationally recognized independent investment banking firm for any purpose provided herein, such nationally recognized independent investment banking firm shall be selected and retained by the Administrator only after consultation with Seller.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Purchaser shall be directed to it in care of the Administrator for Purchaser, The Chase Manhattan Bank, at 450 West 33rd Street, New York, New York 10001, Telecopy No.
(212) 946-3638, attention Collateral Management Services;

notices to Seller shall be directed to it at the addresses specified in the Collateral Agreement.

                  8.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

                  8.4 Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

                  8.5 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  8.6 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Purchaser shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Purchaser and its successors and assigns.

                  8.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                                     SELLER:

                                     THE ESTEE LAUDER 1994 TRUST

                                     By
                                       -------------------------------
                                     Leonard A. Lauder


                                     By
                                       -------------------------------
                                     Ronald S. Lauder


                                     By
                                       -------------------------------
                                     Ira T. Wender

                                     each a trustee of The Estee
                                     Lauder 1994 Trust


                                     PURCHASER:

                                     ESTEE LAUDER AUTOMATIC COMMON
                                     EXCHANGE SECURITY TRUST II


                                     -----------------------------
                                     Donald J. Puglisi,
                                     as Trustee


                                     -----------------------------
                                     William R. Latham III,
                                     as Trustee


                                     -----------------------------
                                     James B. O'Neill,
                                     as Trustee

                                                                 Exhibit A
                                                                     to
                                                             Purchase Agreement

                   CERTIFICATE FOR EXTENSION OF EXCHANGE DATE

                  The undersigned, The Estee Lauder 1994 Trust ("Seller"), hereby certifies, pursuant to Section 1.3(e) of the Purchase Agreement, dated as of February 22, 1999, among Seller and Estee Lauder Automatic Common Exchange Security Trust II (the "Purchase Agreement"; terms defined in the Purchase Agreement being used herein as defined therein), that:

                  1.  Seller is transferring the following U.S.
Government Securities to Purchaser:

                  [INSERT LIST OF TRANSFERRED U.S. GOVERNMENT SECURITIES]

                  2. Seller hereby represents and warrants to Purchaser that:

                  (a) Consents to Transfer. No Transfer Restrictions exist with respect to or otherwise apply to the transfer by Seller of such U.S. Government Securities to Purchaser.

                  (b) Delivery. Seller has delivered to the Custodian, for the account of and subject to the exclusive control of Purchaser, free and clear of any Liens and Transfer Restrictions, U.S. Government Securities which through the scheduled payment of principal and interest in accordance with their terms will provide, not later than one Business Day before May 22, 2002, cash in an amount not less than the product of (1) $[____________] [INSERT AGGREGATE REGULAR QUARTERLY DISTRIBUTION UNDER ALL FIRM SECURITIES] and (2) a fraction, the numerator of which is the sum of the Firm Share Base Amount and the Additional Share Base Amount and the denominator of which is the Firm Share Base Amount.

                  (c) Title. Seller has good and marketable title to such U.S. Government Securities, free and clear of all Liens and Transfer Restrictions. Upon delivery of such U.S. Government Securities to Purchaser, Purchaser will obtain good and marketable title to such U.S. Government Securities free of any adverse claims.

                  IN WITNESS WHEREOF, the undersigned has executed this certificate this ____ day of ____________, _____.


                                            --------------------------------
                                            Name:
                                            Title: